================================================================================
                                                                  EXHIBIT 10.55







                           MEMORANDUM OF UNDERSTANDING



          Transfer of Assets, Contract Obligations, and Personnel from

                           Raamot Associates, P.C. to

                        GZA GeoEnvironmental of New York
















December 29, 1998
Prepared by Richard M. Simon, P.E.

                           MEMORANDUM OF UNDERSTANDING

This MEMORANDUM OF UNDERSTANDING (the "Memorandum") is made this 31st day of December, 1998 by and between Raamot Associates, P.C., a New York Professional Corporation, with principal place of business at Two Pennsylvania Plaza, New York, New York 10121 (hereinafter "Raamot") and Goldberg-Zoino & Associates of New York, P.C., d/b/a/ GZA GeoEnvironmental of New York, a New York Professional Corporation, with principal place of business at 364 Nagel Drive, Buffalo, New York 14225 (hereinafter "GZANY").

         WHEREAS, Raamot has decided to cease business operations centered from Raamot's New York City office located at Two Pennsylvania Plaza, New York, New York 10121 (hereinafter the "Office"), and

         WHEREAS, Raamot has a need to complete Client contract obligations that may extend beyond any selected date of termination of operations by Raamot in the Office, and

         WHEREAS, Raamot must terminate occupancy under the lease of the Office and vacate the Office under terms described in the lease between Raamot and the Landlord and to be negotiated in the future, and

         WHEREAS, Tonis Raamot, P.E. has developed Client relationships that have value to GZANY from its continuing operations in New York City and elsewhere, and

         WHEREAS, Raamot has employed a skilled and valuable staff of employees in its New York City Office to whom Raamot may have certain continuing obligations under law and good business practice, and

         WHEREAS, these Raamot employees are valuable in the completion of Raamot's obligations to its Clients as well as valuable to any new employer who may wish to capitalize on Tonis Raamot's developed Client relationships,

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements hereinafter set forth, mutually covenant and agree as follows:

         EFFECTIVE DATE

1. Except for completing on-going professional work already under contract and administrative efforts to orderly close the business of Raamot Associates, P.C., Raamot will cease accepting new work assignments in its New York City Office at the close of business on December 31, 1998 or such proximate date as mutually agreed (the "Termination Date").




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Memorandum of Understanding             1                      December 29, 1998

         EMPLOYEE STATUS

2. After the Termination Date, all Raamot employees employed at its New York City Office will cease status as Raamot employees.

3. The "Termination Date" for the purpose of all Raamot employee benefit obligations will be the Termination Date. Employees will be paid salary and wages by Raamot through that date plus pay for accrued vacation not taken through that date. All contributions by Raamot to benefit plans credited on behalf of terminated Raamot employees will cease as of the Termination Date including Employer's share of medical, life and disability and insurance benefits and Employer's Optional Contribution to the Raamot SEP Retirement Plan. Employer contributions stemming from employee payroll deferments, if any, will be made through the final date of payroll and as selected by the individual employee.

4. GZANY agrees to offer to the former Raamot employees listed in Exhibit A employment beginning on the next regular work day after the Termination Date, subject to GZANY's ordinary employment conditions, including but not limited to, documentation of permission to work in the U.S., school credentials, professional licenses and training courses, and a medical exam indicating fitness for job duties. Raamot employees who accept the GZANY offers of employment will be termed "Transferred Employees." GZANY will provide continuity of medical benefits for those Transferred Employees and heir dependents who were previously covered by a Raamot health insurance benefits program and who choose to enroll the employee and dependents (if any) in GZANY's medical insurance benefit program.

5. Raamot will not seek to offer employment of current Raamot New York City employees unless and until the employee expresses his or her intent to decline GZANY's employment offer. Should certain Raamot New York City employees choose to decline GZANY's employment offer, Raamot will be free at Raamot's option to offer these employees employment, provided that the activities proposed to be and actually carried out do not violate Tonis Raamot's covenant not to compete with GZANY.

         MEDICAL BENEFITS

6. Former Raamot employees who accept employment with GZANY will be provided benefits in accordance with GZANY's regular benefit program.

         OFFICE OCCUPANCY

7. Subject to the approval of the landlord as set forth in the Raamot prime lease, GZANY agrees to sublet the Office from Raamot for the period immediately following the Termination Date through October 31, 1999. The Office includes two storage spaces included in the lease and rent payment. The terms of the sublease will be substantially as those set forth in Raamot's prime lease for the Office dated May 18, 1979, and as amended on June 17, 1991 and April 7, 1994 (the "Lease"), that is incorporated herein as Exhibit B. GZANY will pay Raamot, as sublease rent in advance on the first day of each month, the total rent Raamot, as lessee, pays the lessor under the terms of the Lease plus all taxes and other increased rent that Raamot is required



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Memorandum of Understanding             2                      December 29, 1998
to pay Lessor under the terms of the Lease. The current rent including additional rent is $9585 per month. Raamot represents and warrants to GZANY that
(i) the lease is in full force and effect in accordance with its terms, (ii) that the rent and other sums payable to the landlord thereunder have been paid, and (iii) there is no default or any event which, with the passage of time or the giving of notice or both, would constitute an event of default under the lease. If payments are made to Raamot, Raamot covenants and agrees to timely pay to landlord all sums timely due. At the option of GZANY, GZANY may make payments directly to landlord for the account of Raamot.

         INDEMNITY/INSURANCE

8. GZANY agrees to defend, indemnify and hold harmless both Raamot and the property Lessor in accordance with the terms of the Lease. GZANY will be responsible for insuring its personal property in the Office during the term of the sublease and to provide comprehensive general liability insurance substantially in accordance with the terms of the Lease naming both Raamot and Lessor as "Additional Insured" under the terms of GZANY's insurance policies. Such insurance shall be stated as primary for claims made against Raamot and Lessor arising out of GZANY's occupancy of the Office.

         TRAINING AND HEALTH MONITORING

9. Prior to the end of their employment, Raamot will provide each employee a copy of his or her personnel record as they may be entitled to under laws and regulations, including but not limited to training and health and safety monitoring records. GZANY may request copies of such records from the Transferred Employees.

         ACCOUNTS RECEIVABLE/ACCOUNTS PAYABLE

10. Raamot will retain the right and obligation to collect accounts receivable and unbilled retainage, progress billings and work-in-process for all Client contracts executed by Raamot and not specifically assigned to GZANY. Raamot may use such monies collected for whatever purpose it deems proper and necessary, and GZANY shall have no right to receive benefit or credit for any moneys collected by Raamot.

11. GZANY agrees to assist and cooperate with Raamot in all reasonable respects to solicit Clients to effect the collection of outstanding accounts owed Raamot. Raamot will work to collect such moneys owed Raamot with consideration to the maintenance of Client relationships developed by Tonis Raamot, P.E. and that may accrue to GZANY. Nothing in this paragraph will preclude Raamot from aggressively pursuing collection of moneys owed, including institution of legal action, if warranted in Raamot's sole judgment.

12. On request from Raamot, GZANY agrees to inform Raamot as to cash payments received by GZANY from former Raamot Clients with whom Raamot has current outstanding accounts receivable.




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Memorandum of Understanding             3                      December 29, 1998

13. All project specific charges including accounts payable, subcontractors' invoices and the like related to projects under contract to Raamot will be paid by Raamot whether incurred before or after the Termination Date.

14. All project specific charges including accounts payable, subcontractors' invoices and the like related to projects under contract to GZANY will be paid by GZANY whether incurred before or after the Termination Date.

15. After the Termination Date, GZANY agrees to cooperate with Raamot in closing all bookkeeping records, final billing of Raamot projects and necessary activities as required to close Raamot's New York City operations in an orderly fashion.

16. GZANY agrees that costs for the services of GZANY employees in regard to bookkeeping and collection of accounts receivable will be provided without charge to Raamot.

         PROJECT RECORDS

17. Both parties agree that Raamot's project files and records are confidential documents that are and will remain the property of Raamot. GZANY will store the files for a period of at least five years from the date of this Agreement without charge to Raamot.

18. During such period, GZANY will have the authority to accept delivery and obtain access and copy such files pertaining to certain Clients' work provided such Clients approve in advance the release of such information to GZANY or others in accordance with the terms of the confidentiality provisions of the contract of engagement under which the Raamot work was performed. GZANY agrees to keep such Raamot files intact and to return them to storage substantially as they were received.

19. Other than release of information as authorized by specific Clients, GZANY agrees to preserve the confidentiality of Raamot's records as Raamot is required to preserve confidentiality under the terms of its various Client contracts.

20. During such period, from time to time, Raamot may require access to certain Raamot records for its own purposes. GZANY agrees to cooperate with Raamot to effect identification and access to such records and to copy or ship such records to Raamot at Raamot's request. Raamot agrees to pay for any specific charges levied by the records storage company for access to the records required by Raamot plus any reasonable out-of-pocket costs incurred by GZANY for copying and shipping of such requested records. GZANY agrees that costs for the services of GZANY employees in regard to file management will be provided without additional charge to Raamot.





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Memorandum of Understanding             4                      December 29, 1998

         CAPITAL EQUIPMENT

21. Raamot agrees to sell to GZANY all tangible personal property owned by Raamot as listed in the attached Exhibit C in consideration of the payment by GZANY to Raamot of $50,000.00 in cash within ten (10) calendar days of the Termination Date.

22. Raamot warrants that it is the lawful owner of and has the right to sell said listed personal property and that it is free and clear of all liens, attachments or other encumbrances that may impair Raamot's ability to offer it for sale.

23. GZANY agrees that all property acquired under this transaction is sold "as is."

24. Raamot agrees to assign to GZANY all existing warranties, leases and maintenance contracts on such owned and leased equipment that may currently be in place, and GZANY agrees to assume all rights and responsibilities associated with those contracts including those associated with contract termination following the Termination Date. GZANY agrees to pay directly to the service providers all accrued lease, service and maintenance contract fees due for services following the Termination Date and all other payments that may accrue following the Termination Date.

         TELEPHONE SERVICE AND CHARGES

25. Raamot will close its telephone and communication accounts connected to the Office, including but not limited to, local telephone service, long distance service and pager and cellular phone service accounts on the Termination Date. Raamot will pay all charges on its account for telephone and communication service to the Office through the Termination Date including all charges that may have accrued as a consequence of GZANY'S business without contribution from GZANY.

26. Raamot agrees to cooperate with GZANY to transfer the existing telephone line numbers and communication accounts to GZANY's name and account. GZANY agrees to pay all charges for telephone and communication service to the Office after the Termination Date including all charges that may have accrued as a consequence of Raamot's business without contribution from Raamot.

27. Raamot will cooperate with GZANY to transfer Raamot's current telephone listing from Raamot to GZANY for GZANY's use after the Termination Date.

         CLIENT CONTRACT OBLIGATIONS

28. It is the intent of this Memorandum that all requests for proposals and executed contracts received by Raamot prior to the Termination Date that can be substantially completed prior to the Termination Date will be performed under contract to Raamot and by Raamot employees.

29. It is the intent of this Memorandum that all contracts received by Raamot prior to or after the Termination Date and that may require completion substantially after the Termination Date will be performed by contracts entered into between GZANY and the respective Clients. Prior to


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Memorandum of Understanding             5                      December 29, 1998
the Termination Date, GZANY agrees that work on such contracts will be performed by Raamot personnel as much as practicable.

30. In the event that certain Raamot contract obligations extend beyond the Termination Date, GZANY agrees to provide technical professional and other labor to complete the work under the terms of a negotiated labor service subcontract with Raamot. Raamot will provide overall professional supervision of the work and will be solely responsible for claims that may arise out of the work due to professional acts, and Raamot will defend, indemnify and hold harmless GZANY from such claims for work performed by GZANY under subcontract to Raamot.

31. In the event that certain GZANY contract obligations emanating from GZANY New York City activities or other contracts require performance by Raamot employees prior to the Termination Date, Raamot agrees to provide technical professional and other labor to complete the work under the terms of a negotiated labor service subcontract with GZANY. GZANY will provide overall professional supervision of the work and will be solely responsible for claims that may arise out of the work due to professional acts and will defend, indemnify and hold harmless Raamot from such claims for work performed by Raamot under subcontract to GZANY.

         LIABILITIES AND OBLIGATIONS TO RAAMOT

32. Notwithstanding anything to the contrary contained in this Memorandum, GZANY does not assume any liability, obligation, claim against or contract of Raamot of any kind or nature (fixed, contingent or otherwise), at any time existing or asserted, whether the same (i) is currently known or unknown and recorded or not on the books and records of Raamot, or (ii) arises out of or by reason of any transaction or event occurring prior to or subsequent to this Memorandum. Raamot shall pay or make provision for payment of all of its liabilities of every kind and nature (including claims of professional error or omission), and agrees to indemnify and hold GZANY harmless from and against any such liabilities, obligations, claims against or contracts, and any actions, claims, demands, assessments, judgments, fines, costs, and expenses (including attorneys' fees) relating to the foregoing.

33. The rate of compensation for services rendered under the terms of either labor subcontract between Raamot and GZANY will be Raamot's Standard Schedule of Fees as set forth in Exhibit D. Raamot and GZANY agree to review, reconcile and make payments for accounts and charges accrued under the respective subcontracts on April 15, 1999 and on the fifteenth of the month thereafter.

         CLIENT CONTRACT RELATIONSHIPS

34. GZANY will take the lead and Raamot agrees to make all reasonable accommodation to cooperate with GZANY in attempting to transfer all contracts and Client relationships from Raamot to GZANY.



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Memorandum of Understanding             6                      December 29, 1998

         SPIRIT AND INTENT

35. Raamot and GZANY agree to assist and cooperate in all reasonable respects with each other in connection with the closure of Raamot's New York City operations, the establishment and preservation of each party's business relationships, and the carrying out of the obligations of the respective parties hereunder. Both parties agree to provide any further document (including releases) that may be reasonably requested by the other party to evidence the agreements set forth herein.

36. This Memorandum of Understanding shall supersede any prior oral or written understanding or agreement that may exist at the time of execution. This Memorandum shall be governed by New York law. The provisions of this Memorandum are severable; if any provision is judged unenforceable it shall be appropriately limited and given effect to the extent it is enforceable. Headings in this Memorandum of Understanding are for convenience only and do not form a part of the Memorandum. Nothing in this Agreement shall be construed to give any rights or benefits to third parties.

         DISPUTES

37. If a dispute arises out of or relates to this Memorandum of Understanding, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, as a condition precedent to filing demand for arbitration under the terms of this Memorandum. Such Mediation shall be conducted in New York City or such other venue as the parties mutually agree.

38. Should mediation fail to resolve any dispute between the parties, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such Arbitration shall be conducted in New York City or such other venue as the parties mutually agree.

39. Mediator fees and administrative charges will be shared equally by the parties. Arbitrator fees and administrative charges will be allocated by the arbitrator(s). Each party will pay its own fees for legal representation and out-of-pocket expenses associated with dispute resolution.

         Guaranty

40. For good and valuable consideration, and as an inducement for Raamot to enter into this Memorandum of Understanding and for Tonis Raamot, P.E. to enter into an installment sale of his personal goodwill, it is hereby agreed that the GZA GeoEnvironmental Technologies, Inc. does hereby guaranty to Raamot and to Tonis Raamot, P.E. the prompt, punctual and full payment of all monies now or hereinafter due Raamot and Tonis Raamot, P.E. from GZANY.





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Memorandum of Understanding             7                      December 29, 1998

Executed as of the date first written above by the parties hereto by their respective officers who have hereto been duly authorized.

RAAMOT ASSOCIATES, P.C.             GZA GEOENVIRONMENTAL OF NEW YORK

By:                                 By:
    ------------------------------      ----------------------------------------
Title:        President             Title:        President
Printed Name: Tonis Raamot          Printed Name: Richard M. Simon

                                    Solely with respect to Paragraph 40 above
                                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

                                    By:
                                        ----------------------------------------
                                    Title: President and Chief Executive Officer
                                    Printed Name: Andrew P. Pajak










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Memorandum of Understanding             8                      December 29, 1998

EXHIBIT A

                                LIST OF EMPLOYEES

          ===========================================================
                  NAME              RAAMOT SALARY       GZA GRADE
          -----------------------------------------------------------
            Behn, Michael T.           $52,080           Pr. Mgr.
          -----------------------------------------------------------
            Garino, Robert A.           39,000              E1
          -----------------------------------------------------------
            Kagaoan, Juan A.            40,800              E1
          -----------------------------------------------------------
             Khatari, Muktar            37,800              E2
          -----------------------------------------------------------
             Mosley, Ernest             66,000           Sen. PM
          -----------------------------------------------------------
              Raamot, Tonis            120,000          Principal
          -----------------------------------------------------------
             Storm, Jens T.             24,000         Coop Student
          -----------------------------------------------------------
            Sullivan, Thomas            52,800           Sen. PM
          -----------------------------------------------------------
              Totten, Irene             31,200             AA2
          ===========================================================












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Memorandum of Understanding             9                      December 29, 1998

                                    EXHIBIT B

                     Lease Amendments For Office Suite 1807

                             Two Pennsylvania Plaza,

                            New York, New York 10121

                                    EXHIBIT C

                   Schedule Of Personal And Capital Equipment

                                    EXHIBIT D

                               RAAMOT FEE SCHEDULE

     Principal                                             $_____.00/hr.

     Associate Principal                                   $_____.00/hr.

     Sr. Project Manager                                   $_____.00/hr.

     Project Manager                                       $_____.00/hr.

     Engineer I                                            $_____.00/hr.

     Engineer II                                           $_____.00/hr.

     Technician I                                          $_____.00/hr.

     Technician II                                         $_____.00/hr.

     Drafting                                              $_____.00/hr.

     Word Processor                                        $_____.00/hr.

     Travel                                               per staff rate
     Travel Expenses                                       cost plus 10%
     Equipment Rental                                      cost plus 10%
     Materials and Supplies                                cost plus 10%
     Analytical Fees                                       cost plus 10%
     Contractors Fees                                      cost plus 10%
     Consumables and Reimbursable Fees                     cost plus 10%
     Mileage                                               cost plus 10%

December 23, 1998

Mr. Tonis Raamot, P.E.
Raamot Associates, P.C.
Two Pennsylvania Plaza
New York, New York  10121

Dear Toni:

GZA GeoEnvironmental, Inc. (GZA) is very pleased to offer you a part-time position as Principal with GZA GeoEnvironmental of New York. Your salary will be $3,461.54 per pay period, which equates to an annual equivalent of $90,000. This offer is conditioned on your signing the attached Non-Disclosure/Non-Competition Agreement dated December 31, 1998 and GZA's Employee Agreement.

Your position of Principal is a part-time salaried position with your regular work schedule to average 19.5 hours per week.; no additional compensation is paid for overtime worked (time beyond 19.5 hours per week). You are entitled to statutory benefits of employers' FICA and Medicare payments plus unemployment insurance. You will receive initially three weeks of paid vacation.

You will report to Dennis Rubin in GZA's Wayne, NJ office. Consistent with our discussions, we expect that your responsibilities will include:

- Business development to increase and supervise work in and around New York City from your prior Client contacts and from new client marketing.

- Serve as Principal-In-Charge (PIC) on selected projects, overseeing the work of Senior Project Managers, Project Managers, and technical staff.

- Mentoring and developing staff personnel consistent with the requirements of your work.

- Management and administration of GZA employees in the New York City office and other office management responsibilities will fall to Dennis Rubin.

- As a special incentive component to your compensation, GZA will pay you a bonus of $50,000 if the accrued net revenues (revenues less reimbursable expenses) of the New York City operations as computed for GZA's public accounting purposes meet or exceed $1.9 million during GZA's fiscal year ending February 28, 2000. Such bonus would be paid prior to GZA's filing of the 10K report to the SEC in approximately May 2000. This bonus will not be prorated. GZANY retains sole right and discretion to accept or decline work.

A pre-employment physical exam is required of all new GZA employees. An appointment will be set up for you when we set a date for you to start work. Your employment with GZA will be contingent upon acceptable pre-employment physical examination results. The results of the physical examination are completely confidential; GZA only receives a Pass/Fail result from the medical center. The company will completely cover the cost of the physical examination. It will be necessary for you to fill out a standard form to verify your eligibility to work in the United States, and we will require that you provide a copy of your U.S. Passport, or if that is not

Tonis Raamot                                                   December 23, 1998
--------------------------------------------------------------------------------


available, other documentation allowed under federal regulations will suffice. In addition, we will also require a copy of your current New York State engineering registration to include in your personnel file.

Consistent with Company policy, your employment at GZA is subject to the terms and condition described in the attached GZA Employee Agreement and Ethics Policy. Please review these documents and, if you wish to accept this offer of employment and compensation as outlined above, please acknowledge your acceptance in the spaces provided on this letter and sign the attached Agreements and return one set of copies to us.

If you have any further questions regarding the position, GZA, or any aspect of this offer, please do not hesitate to call me directly (617) 630-6205. We trust that you will accept this offer and look forward to your joining us on or about December 28, 1998.

Very truly yours,

GZA GEOENVIRONMENTAL OF NEW YORK



Richard M. Simon, P.E.
President

RMS:idm

Attachments:    Employee Agreement and Ethics Policy
                Confidentiality, Non-Disclosure Agreement

cc:   A.P. Pajak
      W.R. Beloff
      D. Rubin


I acknowledge acceptance of this offer of employment with terms of compensation described herein.

Signed:                                              Date:
        -------------------------------------------         --------------------

                       CONFIDENTIALITY, NON-DISCLOSURE AND
                         RESTRICTIVE COVENANT AGREEMENT

         Agreement made this 31st day of December, 19, by and between GZA GeoEnvironmental of New York (the "Company") and the individual named as "Employee" on the signature page hereof (the "Employee").

         WITNESSETH

         WHEREAS, the Employee will be employed by the Company at the Company's office at New York City, NY in a capacity in which he is responsible for developing and managing important client relationships on behalf of the Company, and, as a consequence of such employment, has had and will have access to valuable trade secrets, confidential information and goodwill of the Company; and

         WHEREAS, the Company and the Employee desire to set forth, in this Agreement, their agreements and understandings regarding the Employee's obligations, with respect to non-disclosure of such proprietary and confidential information, and in respect to the Employee's agreement following termination of employment, to refrain from seeking business from, or performing services for, the Company's Clients during the "Restriction Period," as hereinafter defined;

         NOW, THEREFORE, for good and valuable consideration as set forth in paragraph 6 below, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company hereby agree as follows:

         1. NON-COMPETITION. While employed by the Company, the Employee will not, other than on behalf of the Company, directly or indirectly, as an owner, partner, co-venturer, shareholder, principal, lender, director, consultant, agent or employee, engage in the business of providing geotechnical or environmental consulting services or any other business in which the Company is engaged, or actively planning to engage, at the time of such termination, anywhere in the United States, Canada or Mexico, or agree to do, or make preparations to do, any of the foregoing.

         2.       NON-SOLICITATION COVENANT.

                  a) The Employee covenants and agrees that during the three- (3-) year period following the date of this Agreement or the one- (1-) year period following the termination of his employment for any reason, whichever is the later date, (the "Restricted Period"), the Employee shall not, directly or indirectly, solicit, accept or receive business from, or seek to, or perform, any services for any Client of the Company (as hereinafter defined), nor assist or facilitate, in any way, any others in the carrying out of any such or similar activities with respect to any Client of the Company anywhere in the United States, Canada or Mexico. The Employee also covenants and agrees that should he sell the stock of a professional corporation with the Employee's name in the corporation's name, such sale shall carry the same covenant and restriction as set forth herein regarding the use of the Employee's name in soliciting, accepting or receiving business from, or


--------------------------------------------------------------------------------
Restrictive Covenant Agreement         -1-                     December 31, 1998
         seeking to, or performing, any services for any Client of the Company (as hereinafter defined), nor assisting or facilitating, in any way, any others in the carrying out of any such or similar activities with respect to any Client of the Company anywhere in the United States, Canada or Mexico during the Restricted Period.

                  b) "Client" as used in this Agreement shall mean any person or entity for whom (i) the Company has performed services within the thirty-six (36) months prior to the date of termination of employment, and (ii) any person or entity to whom the Company has submitted a bid or proposal for services within eighteen (18) months prior to the date of termination of employment, or with respect to whom, at or about the time employment is terminated, the Company is engaged in any stage, in the preparation of a bid or proposal, if, in either case, the Employee participated in any manner, whether in a supervisory role or otherwise, in the performance of such services or the preparation of such bid or proposal for such person or entity.

                  c)       During the Restricted Period, the Employee shall not
         (a) hire or participate in the recruitment or hiring (other than by the Company) of, any Company Employee (as defined below), nor (b) directly or indirectly solicit, encourage or otherwise seek to induce any Company Employee to terminate his or her employment by the Company in order to become employed by or otherwise perform services for any other Person. For purposes of this Section, "Company Employee" determined as of any time shall mean any employee or full-time consultant of the Company, as well as any person who served in such a capacity during the six-month period preceding the date of determination.

         3. LIMITATION OF SCOPE IN CERTAIN CIRCUMSTANCES. The restrictions on Employee's conduct during the Restrictive Period set forth herein are considered by the parties to be reasonable for the purpose of protecting the proprietary rights and goodwill of the Company, and not to prevent Employee from practicing his or her profession. However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because, under the public policy, law or statutes of that jurisdiction, it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted (but only with respect to such jurisdiction) to extend only over the maximum period of time, range of activities, or geographic areas as to which it may be enforceable.

         4. CONFIDENTIALITY. The Employee, in recognition of the relationship of trust and confidence between Employee and Company, while employed by the Company, and for all periods after termination of employment, will not use for his or her own benefit or disclose to any others any trade secrets of the Company or any other information of a technical, commercial, or other nature, nor any marketing or manufacturing information, customer lists, processes, or compilations of data relating to the business of the Company or its Clients, consultants, sources, or suppliers which the Company retains and maintains, in confidence, and which are not generally available to the public.




--------------------------------------------------------------------------------
Restrictive Covenant Agreement         -2-                     December 31, 1998

         5. INJUNCTIVE RELIEF. The Employee agrees that the damages and injury to the Company from any breach by the Employee of his or her covenants and agreements as set forth in Sections 1, 2 and 4 would be substantial, although difficult to ascertain, and that money damages will not afford the Company an adequate remedy. Therefore, the Employee agrees that, in case of any breach by the Employee of such covenants and agreements, the Company shall be entitled, in addition to all other remedies it may have, to injunctions and other appropriate court orders to restrain any such breach, without the necessity of showing or proving any actual damages or injury to the Company.

         6. CONSIDERATION. In consideration of Employee's agreeing to the confidentiality, non-disclosure and restrictive covenants set forth herein, Company agrees to pay Employee fifty thousand dollars ($50,000.00) within fifteen days of execution of this Agreement and an accompanying Memorandum of Understanding regarding assumption of business assets of Raamot Associates, P.C. by both Raamot Associates, P.C. and the Company.

         7. MISCELLANEOUS. All covenants and agreements of the parties contained herein shall survive the termination of the Employee's employment with the Company for any reason whatsoever. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives. The undertakings of the Employee regarding confidentiality include all technical information, trade secret or process, of the Company, whether or not the same may, or shall, have been, in part, originated, discovered, or invented by the Employee during the course of normal business hours.

         8. AFFILIATES OR SUBSIDIARIES OF THE COMPANY. For purposes of this Agreement, all references to the "Company" shall be deemed to include any corporation or entity that controls, is controlled by, or is under common control with the Company, or in which it, now or hereafter, has an equity interest including, without intending to limit the complete generality of the foregoing, GZA GeoEnvironmental Technologies, Inc.; GZA GeoEnvironmental, Inc.; GZA GeoEnvironmental of New York; GZA Remediation, Inc.; and GZA Drilling, Inc.. For purposes of Sections 1 and 2 of this Agreement, all references to the "Company" shall also be deemed to include Raamot Associates, P.C., a New York Professional Corporation.

         9. GOVERNING LAW. This Agreement shall be deemed to have been entered into, and shall be governed by, and construed in accordance with, the substantive laws of The State of New York (excluding its conflicts of laws rules).

                                   * * * * * *



--------------------------------------------------------------------------------
Restrictive Covenant Agreement         -3-                     December 31, 1998

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an agreement under seal as of the day and year first above written.

EMPLOYEE:  TONIS RAAMOT                      GZA GEOENVIRONMENTAL OF NEW YORK


                                             By:
--------------------------------------       -----------------------------------
                                             Title:         President

Witness:                                     Witness:
--------------------------------------       -----------------------------------














--------------------------------------------------------------------------------
Restrictive Covenant Agreement         -4-                     December 31, 1998

BILL OF SALE
PERSONAL GOOD WILL OF TONIS RAAMOT, P.E.

This AGREEMENT is made this 31st day of December, 1998 by and between Tonis Raamot, P.E., of 9995 Shore Road, Apt. E, Brooklyn, New York 11209 (hereinafter "Seller") and Goldberg-Zoino & Associates of New York, P.C., d/b/a/ GZA GeoEnvironmental of New York, a New York Professional Corporation, with principal place of business at 364 Nagel Drive, Buffalo, New York 14225 (hereinafter "GZANY").

For good and sufficient consideration, as defined in paragraph 3 below, receipt of which is hereby acknowledged, the Seller hereby sells, transfers and conveys to GZANY:

1) The whole of the personal good will of Tonis Raamot, P.E. earned by the undersigned over the approximately thirty years professional engineering career in the employ of Raamot Associates, P.C. and other employers which is the subject of this sale.

2) Raamot agrees to abide by the Confidentiality, Non-Disclosure and Restrictive Covenant Agreement between Tonis Raamot and GZANY of even date.

3) As consideration, GZANY will pay Tonis Raamot $400,000 total broken down as follows:

         -        $100,000 on or before February 28, 1999

         - $300,000 on a date between 12/1/99 and February 29, 2000 as selected by Tonis Raamot following 10 days prior written notice.

4) The rights and obligations under this Bill of Sale shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.

Signed as a sealed instrument this _____ day of December, 1998.

                                             GZA GEOENVIRONMENTAL OF NEW YORK
TONIS RAAMOT, P.E.


Signed:                                      By:
       ------------------------------            -------------------------------
                                             Name:       Richard M. Simon
                                             Title:         President

Witness:                                     Witness:
       ------------------------------                 --------------------------